EXHIBIT 10.45






March 13, 2007


Ms. Shawn Smith
31 Fremont Street
Harrison, NY 10528


Dear Shawn,

This letter will serve to confirm our understanding that in the event that (a) your employment is terminated by Del or any successor to Del for reasons other than Cause (as defined below), or (b) you terminate your employment with Good Reason (as defined below), you will be entitled to receive, promptly upon the termination of your employment:

     1. Unpaid base compensation earned or accrued through the date of termination.
     2. Payment for accrued but unused vacation time through the date of termination.
     3. Severance payments in an amount equal to one year of your base salary in effect at the time of termination, payable in 12 equal monthly installments, as well as continued health insurance coverage for you and your eligible dependents for a period of 12 months, on the same terms (including costs) as in effect prior to your termination. Provided, however, if you should accept other employment during this 12-month period and become covered by the health insurance plan of such other employer, you will notify Del and your health insurance continuation hereunder shall cease upon your obtaining such other coverage.
     4. Reimbursement for reasonable, documented out-of-pocket business expenses properly incurred but not yet reimbursed by the Del.
     5. Any other compensation and benefits that are vested or to which you may be otherwise entitled pursuant to any plan, policy, practice or program of Del.

Upon the termination of your employment, you will not be required to mitigate (by seeking other employment or self-employment) any amounts payable to you hereunder. In addition, you will not be required to set off against severance payments hereunder, any compensation for other employment or consultancy, or unemployment benefits received while you are receiving severance payments.

Ms. Shawn Smith
March 13, 2007
Page 2

For purposes of this Agreement, "Cause" shall be defined as (i) willful refusal or willful neglect to perform substantially your employment-related duties; (ii) willful gross misconduct or willful material breach of fiduciary duty, each in connection with your employment with Del; (iii) conviction of a crime constituting a felony (or crime or offense of equivalent magnitude in any jurisdiction) or personal dishonesty or a willful violation of any law, in each case which causes material financial or reputational harm to Del; or (iv) material breach of any written covenant or agreement with Del or any of its subsidiaries or affiliates not to disclose any information pertaining to Del or any such subsidiary or affiliate.

For purposes of this Agreement, "Good Reason" shall mean (i) any material and adverse diminution in your position, reporting relationships, responsibilities or authority as Senior Vice President and General Counsel, or assignment of duties materially inconsistent with your position; (ii) any requirement that you be principally based at a location outside of the New York City metropolitan area; or (iii) any failure of a successor on a change in control of Del to assume this Agreement.

In consideration of the foregoing, you hereby agree that in the event of a termination of your employment that triggers the payment obligations set forth above, during the 12-month period in which you are receiving severance payments hereunder, you will not become associated as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly-traded company) that is actively engaged in any business that is competitive with those of the Company or any of its subsidiaries as in effect on the date of termination of employment.

Please indicate your consent to the foregoing by signing this letter below.

Very truly yours,



Charles J. Hinkaty



AGREED AND ACCEPTED:



----------------------------
Shawn A. Smith